     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1995

                                                      REGISTRATION NO. 33-
     ---------------------------------------------------------------------------
     ---------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                      -----------------------------------------
                                      Form S-8
                               REGISTRATION STATEMENT
                                        UNDER
                             THE SECURITIES ACT OF 1933

                      -----------------------------------------
                        AMERISOURCE DISTRIBUTION CORPORATION*
               (Exact name of registrant as specified in its charter)

                   DELAWARE                                         23-2546940
(State or other jurisdiction of incorporation          (IRS Employer Identification Number)
                or organization)
                              ------------------------------------
          300 Chester Field Parkway                                   19355
            Malvern, Pennsylvania                                   (Zip Code)
   (Address of principal executive offices)

           AMERISOURCE DISTRIBUTION CORPORATION AND ITS SUBSIDIARIES
                           PARTNERS STOCK OPTION PLAN
                            (Full title of the Plan)
                      ------------------------------------

          TERESA T. CICCOTELLI, ESQ.                                 Copy to:
         Legal Counsel and Secretary                         CRAIG L. GODSHALL, ESQ.
     AmeriSource Distribution Corporation                     Dechert Price & Rhoads
          300 Chester Field Parkway                          4000 Bell Atlantic Tower
         Malvern, Pennsylvania 19355                             1717 Arch Street
   (Name and address of agent for service)               Philadelphia, Pennsylvania 19103
                (610) 296-4480                                    (215) 994-4000
   (Telephone Number, including area code,
            of agent for service)

                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM      AMOUNT OF
    TITLE OF SECURITIES        AMOUNT TO BE        OFFERING               AGGREGATE       REGISTRATION
      TO BE REGISTERED        REGISTERED (1) PRICE PER SECURITY (2)   OFFERING PRICE (2)       FEE
-------------------------------------------------------------------------------------------------------
Class A Common Stock, par
  value $.01 per share           229,362            $20.00               $4,587,240         $1,582.00
-------------------------------------------------------------------------------------------------------

(1) Represents the number of shares of Class A Common Stock issued upon exercise of the Options.

(2) Estimated solely for the purpose of computing the registration fee in accordance with paragraph (h) of Rule 457 under the Securities Act of 1933. Represents the maximum estimated offering price of the registrant's Class A Common Stock indicated in its Form S-2 Registration Statement No. 33-57513.
---------------

* The Registrant intends to change its name to "AmeriSource Health Corporation."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AMERISOURCE DISTRIBUTION CORPORATION
                         ------------------------------

                             CROSS REFERENCE SHEET
             PURSUANT TO ITEM 501 OF REGULATION S-K AND RULE 404(A)

                          FORM S-3 ITEM AND CAPTION                        LOCATION IN PROSPECTUS
        --------------------------------------------------------------    -------------------------
  1.    Forepart of the Registration Statement and Outside Front Cover
        Page of Prospectus............................................    Cover Page of Prospectus
  2.    Inside Front and Outside Back Cover Pages of Prospectus.......    Cover Page of Prospectus;
                                                                          Available Information;
                                                                          Incorporation of Certain
                                                                          Documents by Reference;
                                                                          Table of Contents
  3.    Summary Information, Risk Factors and Ratio of Earnings to
        Fixed Charges.................................................    The Company; Available
                                                                          Information
  4.    Use of Proceeds...............................................    Use of Proceeds
  5.    Determination of Offering Price...............................    Plan of Distribution
  6.    Dilution......................................................    Not Applicable
  7.    Selling Security Holders......................................    Selling Security Holders
  8.    Plan of Distribution..........................................    Plan of Distribution
  9.    Description of Securities to be Registered....................    Available Information
 10.    Interests of Named Experts and Counsel........................    Legal Matters; Experts
 11.    Material Changes..............................................    Not Applicable
 12.    Incorporation of Certain Information by Reference.............    Incorporation of Certain
                                                                          Information by Reference
 13.    Disclosure of Commission Position on Indemnification for
        Securities Act Liabilities....................................    Not Applicable

Reoffer
Prospectus

                                 229,362 SHARES
                      AMERISOURCE DISTRIBUTION CORPORATION
                              CLASS A COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

     This Prospectus relates to the reoffer of 229,362 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock") of AmeriSource Distribution Corporation (the "Company") which are owned by or have been awarded to, the selling shareholders referred to herein (the "Selling Shareholders") pursuant to the Company's Partners Stock Option Plan. The Company will not receive any proceeds from any sale of shares of Class A Common Stock offered hereby.

     The shares of Class A Common Stock may be sold through any of several methods, including transactions on the Nasdaq National Market or otherwise, at prevailing market prices at the time of sale, or in privately negotiated transactions at prices agreed upon by the parties (See "Plan of Distribution"). All broker commissions or discounts will be paid by the Selling Shareholders.

     The Class A Common Stock has been approved for listing on the Nasdaq National Market under the symbol "ASHC," subject to official notice of issuance.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Neither delivery of this Prospectus nor any sale made hereunder shall, under the circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or the dates as to which information is set forth herein.

                 THE DATE OF THIS PROSPECTUS IS MARCH 31, 1995

                                  THE COMPANY

     AmeriSource is the fifth largest full-service wholesale distributor of pharmaceutical products and related health care services in the United States. The Company services its customers nationwide through 16 drug distribution facilities and one specialty products distribution facility. AmeriSource is typically the primary source of supply to its customers and offers a broad range of services designed to enhance the operating efficiencies and competitive position of its customers and suppliers. The Company benefits from a diverse customer base that includes hospitals and managed care facilities (46%), independent community pharmacies including retail drug stores, nursing homes and clinics (34%) and chain drug stores including pharmacy departments of supermarkets and mass merchandisers (20%).

     Over the past five years, AmeriSource has significantly expanded its national presence as a leading, innovative wholesale distributor, and has achieved significant growth in revenues and adjusted operating income. The Company's revenues have increased from $2.6 billion in fiscal 1990 to $4.3 billion in fiscal 1994, a compound annual growth rate of 13.8%. The Company's growth is primarily the result of market share gains in existing markets, geographic expansion and overall industry growth. The Company believes it is well-positioned to continue its revenue growth and increase operating income through the execution of a number of key elements of its business strategy that include: expanding into new geographic markets, increasing market share in existing markets, continuing growth of specialty services, and maintaining a low cost operating structure. The principal executive offices of the Company are located at 300 Chester Field Parkway, Malvern, Pennsylvania 19355, telephone number (610) 296-4480.

     For more detailed information about the Company, reference is made to Amendment No. 1 to the Company's Form S-2 Registration Statement No. 33-57513, filed with the Securities and Exchange Commission (the "Commission") on March 8, 1995, which is incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."

UNLESS OTHERWISE INDICATED, SOLELY FOR THE PURPOSE OF DISCLOSURE IN THIS PROSPECTUS, ALL SHARE AMOUNTS AND INFORMATION DERIVED THEREFROM HAVE BEEN ADJUSTED TO REFLECT: (I) THE 2.95-FOR-1 STOCK SPLIT THAT WILL BE IMPLEMENTED CONCURRENTLY WITH THE SALE OF CLASS A COMMON STOCK TO BE OFFERED IN CONNECTION WITH THE COMPANY'S FORM S-2 REGISTRATION STATEMENT NO. 33-57513 (THE "OFFERING") AND (II) CERTAIN OPTION EXERCISES ANTICIPATED IN CONNECTION WITH THE OFFERING AS DESCRIBED IN SUCH FORM S-2 REGISTRATION STATEMENT.

                                USE OF PROCEEDS

     All shares of Class A Common Stock sold pursuant to this Prospectus will be sold by the Selling Stockholders for their own account, and the Company will not receive any of the proceeds from such sales.

                            SELLING SECURITY HOLDERS

     The shares of Class A Common Stock covered by this Prospectus were issued by the Company to the Selling Stockholders pursuant to the exercise of options granted under the Company's Partners Stock Option Plan (the "Plan").

     All of the shares of Class A Common Stock offered hereby were acquired by the Selling Stockholders prior to the date hereof in transactions exempt from the registration requirements of the Securities Act. The Selling Stockholders may sell from time to time any of the shares of Class A Common Stock covered by this Prospectus. Therefore, no estimate may be given as to the number of shares of Class A Common Stock that may be reoffered for sale under this Prospectus at any given time.

     The table below sets forth the following information, assuming sale by the Selling Stockholders of all shares of Class A Common Stock awarded under the Plan prior to the date hereof: (1) the name of the Selling Stockholder and positions held by such stockholder with the Company within the past three years;
(2) the number of shares of Class A Common Stock of the Company owned by the Selling Stockholder as of the date hereof prior to the offering covered by this Prospectus; (3) the number of shares of Class A Common Stock offered by the Prospectus for the account of the Selling Stockholder; and (4) the number of shares of Class A Common Stock to be owned by the Selling Stockholder if all shares covered by the Prospectus held by such stockholder are sold. No Selling Stockholder owns one percent or more of the Class A Common Stock.

                                                                                                  SHARES TO
                                                                                                  BE OWNED
NAME AND POSITION (OR FORMER POSITION) OF SELLING SHAREHOLDER    SHARES OWNED   SHARES OFFERED   AFTER SALE
---------------------------------------------------------------  ------------   --------------   -----------
John A. Aberant,...............................................      6,136           6,136               0
Vice-President, Corporate Office
James W. Ackley,...............................................      6,136           6,136               0
Vice-President, Information Services, Minneapolis Division*
Donna E. Arias,................................................      6,136           6,136               0
Tax Supervisor, Corporate Office
Charlie W. Black,..............................................      9,440           9,440               0
Vice-President, Director of Marketing and Sales, Lynchburg
  Division
Ray R. Bobbitt,................................................      6,136           6,136               0
Vice-President, Director of Planning and Business Development,
Columbus Division
Paul J. Bodkin,................................................      6,136           6,136               0
Home Health and Managed Healthcare Manager, Thorofare Division
Jon W. Briney,.................................................      6,136           6,136               0
Group Vice-President, Computer Systems Development, Columbus
Division
Michael F. Chapman,............................................      6,136           6,136               0
Vice-President, Information Services and Purchasing, Thorofare
  Division
Thomas P. Connolly,............................................     29,736           6,136          23,600
Vice-President and General Manager, Toledo Division
Bobby M. Davis,................................................      6,136           6,136               0
Vice-President of Sales, Paducah Division
Michael D. Dicandilo,..........................................      6,136           6,136               0
Vice-President, Finance, Thorofare Division
Ken P. Durbin,.................................................      6,136           6,136               0
Vice-President, Administration and Finance, Paducah Division
Louis W. Elsaesser,............................................      6,136           6,136               0
Director of Hospital Marketing, Corporate Office
Dave Farley,...................................................     25,370           7,670          17,700
Vice-President and General Manager of Lynchburg Division
Kathy H. Gage,.................................................     29,736           6,136          23,600
Vice-President and General Manager, Johnson City Division
Larry A. Glenn,................................................      6,136           6,136               0
Vice-President, Information Systems, Chattanooga Division
Jeff Greer,....................................................      6,136           6,136               0
Vice-President and General Manager, Valdosta Division
B. Larry Hall,.................................................      6,136           6,136               0
Vice-President and General Manager, Joplin Division
Larry A. Hayes,................................................      6,136           6,136               0
Vice-President, Information Systems, Paducah Division
Larry L. Holland,..............................................      6,136           6,136               0
Corporate Director of Security and Regulatory Compliance,
  Corporate Office
Dennis M. Hone,................................................      6,136           6,136               0
Vice-President and Director of Information Systems, Columbus
  Division
Tim Inman,.....................................................      6,136           6,136               0
Vice-President and Comptroller, Chattanooga Division
B.J. Kent,.....................................................      6,136           6,136               0
Operations Manager, Valdosta Division
Dennis Lindell,................................................      6,490           6,490               0
Vice-President, Purchasing, Minneapolis Division

                                                                                                  SHARES TO
                                                                                                  BE OWNED
NAME AND POSITION (OR FORMER POSITION) OF SELLING SHAREHOLDER    SHARES OWNED   SHARES OFFERED   AFTER SALE
---------------------------------------------------------------  ------------   --------------   -----------
John C. Lowe,..................................................      6,136           6,136               0
Hospital Account Representative, Johnson City Division
Joseph B. Meiman,..............................................     23,836           6,136          17,700
Vice-President and General Manager, Louisville Division
Keith A. Murray,...............................................      6,136           6,136               0
Vice-President, Purchasing, Chattanooga Division
Andrew J. O'Brien,.............................................     23,836           6,136          17,700
Tax Manager, Corporate Office
Dallas E. Penrod,..............................................      6,136           6,136               0
Vice-President Credit Department, Paducah Division
Mary Ramstad,..................................................      9,440           9,440               0
Operations Manager, Sioux Falls Division*
Ronald G. Robinson,............................................      6,136           6,136               0
Vice-President, Merchandising, Corporate Office
Leland E. Smith,...............................................      6,136           6,136               0
Vice-President, Sales, Chattanooga Division
Bob Tackett,...................................................      6,136           6,136               0
Merchandising Manager, Paducah Division
Thomas H. Tanner,..............................................      6,195           6,195               0
Director of Purchasing, Columbus Division
Michael D. Thompson,...........................................      6,136           6,136               0
Vice-President Hospital Sales, Columbus Division
Daniel C. Dorsey,..............................................      6,047           6,047               0
Vice-President, Generic Marketing, Corporate Office*

------------------

* no longer with the Company

                              PLAN OF DISTRIBUTION

     The Class A Common Stock offered hereby may be sold from time to time in one or more transactions through any of several methods, including in transactions on the Nasdaq National Market, in ordinary brokerage transactions or block transactions, in distributions pursuant to and in accordance with the over-the-counter market on which the shares may be traded, in negotiated transactions, through underwriters or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares through a broker or brokers or underwriters, who may act as agent or principal or both agent and principal, and such brokers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders, not to exceed that which is customary for the particular transactions.

     Any shares of Class A Common Stock covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") may be sold under that rule rather than pursuant to this Prospectus. There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Class A Common Stock offered by them under this Prospectus. The Company will not receive any proceeds from any sale of the shares of Class A Common Stock covered in this Prospectus.

                          DESCRIPTION OF COMMON STOCK

     The following statements are brief summaries of certain provisions relating to the Company's capital stock and are qualified in their entirety by the provisions of the Company's Certificate of Incorporation, as amended. The Company's Certificate of Incorporation, as amended, is an exhibit to the Company's Form S-2 Registration Statement No. 33-57513.

     COMMON STOCK. The currently authorized Common Stock of the Company consists of 50,000,000 shares of Class A Common Stock, 15,000,000 shares of Class B Common Stock $0.01 par value per share ("Class B

Common Shares"), and 2,000,000 shares of Class C Common Stock $0.01 par value per share ("Class C Common Shares" and collectively with the Class A Common Stock and Class B Common Stock, the "Common Stock"). As of December 31, 1994, after giving effect to the 2.95-to-1 stock split and certain option exercises, 3,106,307 shares of Class A Common Stock, 10,030,886 shares of Class B Common Stock and 1,475,000 shares of Class C Common Stock would have been issued and outstanding.

     There is no established public trading market for the Class A Common Stock and Class B Common Stock. As of December 31, 1994, the Class A Common Stock was held by 24 holders of record, and the Class B Common Stock was held by 11 holders of record. As of September 30, 1994, the Class C Common Stock was held by approximately 12 holders of record. The Class C Common Stock trades on a limited basis in the over-the-counter market. Information concerning the historical trading prices for Class C Common Stock is not published by nationally-recognized independent sources.

     As of January 30, 1995, the Company has filed with the Commission, pursuant to the Securities Act, its Registration Statement on Form S-2, No. 33-57513. Contemporaneously with and subject to the completion of the Offering to be made thereby, all outstanding shares of Common Stock and all options to acquire shares of the Company's Common Stock will be adjusted for a 2.95-for-1 stock split. No fractional shares of Common Stock will be issued in connection with the stock split. Each holder of Common Stock will receive a cash payment in lieu of a fractional share to which such holder would otherwise be entitled pursuant to the stock split in the amount of the value of the fractional share at the offering price to the public.

     CLASS A COMMON STOCK. Holders of Class A Common Stock are entitled to one vote per share on all matters on which holders of Class A Common Stock are entitled to vote and have no cumulative voting rights. Holders of Class A Common Stock do not have the preemptive right to subscribe for shares of Class A Common Stock issued by the Company, nor do they have any redemption rights. Holders of Class A Common Stock may elect at any time to convert any and all such shares into Class B Common Stock, on a share-for-share basis. Holders of Class A Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. The Company's Credit Agreement with its senior lenders contains limitations on the Company's ability to pay dividends to its stockholders.

     Payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, upon the Company's earnings, financial condition and capital requirements and the terms of the Company's financing agreements. The Company plans to retain future earnings for use in the business and, accordingly, the Company does not anticipate paying dividends in the foreseeable future. The Company has not paid any cash dividends to its stockholders.

     Upon liquidation, dissolution or winding up of the Company, holders of Class A Common Stock are entitled to a pro rata share of the distribution of assets remaining after the payment of debts and expenses and after payment of the liquidation preference accorded to the holders of any preferred stock of the Company which may be issued in the future. Each share of Class A Common Stock has the same rights, privileges and preferences as every other share of Class A Common Stock. Shares of the Class A Common Stock to be issued pursuant to the Offering, when issued and paid for, will be fully paid and nonassessable. The transfer agent and registrar for the Class A Common Stock is Mellon Securities Trust Company.

     CLASS B COMMON STOCK. The rights of holders of Class B Common Stock and holders of Class A Common Stock are identical and entitle the holders thereof to the same rights, privileges, benefits and notices, except as otherwise described herein. Holders of Class B Common Stock generally do not possess the right to vote on any matters to be voted upon by the stockholders of the Company, except as provided by law. Under Section 242(b)(2) of the Delaware General Corporation Law, the holders of the Class B Common Stock shall be entitled to vote as a class upon any proposed amendment to the Company's Certificate of Incorporation, if such amendment would increase or decrease the number of shares or the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Holders of Class B Common Stock may elect at any time to convert any and all of such shares into Class A Common Stock, on a share-for-share basis, to the extent the holder thereof is not prohibited from owning additional voting securities by virtue of regulatory restrictions.

     CLASS C COMMON STOCK. The rights of holders of Class C Common Stock and holders of Class A Common Stock are identical and entitle the holders thereof to the same rights, privileges, benefits and notices, except as otherwise described herein. Holders of Class C Common Stock generally do not possess the right to vote on any matters to be voted upon by the stockholders of the Company, except as provided by law. Under Section 242(b)(2), of the Delaware General Corporation Law, the holders of the Class C Common Stock shall be entitled to vote as a class upon any proposed amendment to the Company's Certificate of Incorporation if such amendment would increase or decrease the number of shares or the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Class C Common Stock is subject to substantial restrictions on transfer and has certain registration and "take-along" rights. A share of Class C Common Stock will automatically be converted into a share of Class A Common Stock (a) immediately prior to its sale in a future public offering or (b) at such time as such share of Class C Common Stock has been sold publicly after the Offering in a transaction that complies with any maximum quantity limitations applicable to such sale. Once a share of Class C Common Stock has been converted into Class A Common Stock it will no longer be subject to any restrictions on transfer nor will it be entitled to the benefits of registration and take-along-rights.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation, as amended (the "Charter") provides that directors of the Company shall be entitled to all limitations on the liability of directors available under the Delaware General Corporation Law (the "DGCL"). Further, the Charter provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) acts described under Section 174 of the DGCL relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. In addition, Section 145 of the DGCL and Article IV of the Company's Bylaws, under certain circumstances, provide for the indemnification of the Company's officers and directors against liabilities which they may incur in such capacities.

     The Board of Directors has the power to authorize the Company to purchase and maintain insurance on behalf of the Company and others to the extent that power to do so has not been prohibited by the DGCL, create any fund to secure any of its indemnification obligations and give other indemnification to the extent permitted by law. The obligations of the Company to indemnify a director or officer under Article IV of the Bylaws is a contract between the Company and such director or officer and no modification or repeal of the Bylaws shall detrimentally affect such officer or director with regard to that person's acts or omissions prior to such amendment or repeal.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    EXPERTS

     The consolidated financial statements of AmeriSource Distribution Corporation (the "Company") and AmeriSource Corporation appearing in the Companies Form 10-K for the fiscal year ended September 30, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed the Registration Statement (which term shall include any amendments thereto) with the Commission under the Securities Act covering the shares of Class A Common Stock offered thereby. This Prospectus does not contain all of the information set forth in the Company's Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto. The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 and the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511 and 13th Floor, 7 World Trade Center, New York, New York 10048. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit are of necessity brief descriptions and are not necessarily complete. Each statement is qualified in its entirety by reference to such contract or document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following document previously filed with the Commission by the Company pursuant to Section 15(d) of the Exchange Act, are incorporated by reference in this Prospectus and made a part hereof.

     -- the Company's Quarterly Report on Form 10-Q for the quarter ended
        December 31, 1994, and

     -- the Company's Annual Report on Form 10-K for the fiscal year ended
        September 30, 1994.

     In addition, all documents subsequently filed by the registration with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing with the Commission of a post-effective amendment that (i) indicates that all securities registered hereby have been sold or (ii) effects the deregistration of the balance of such securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for such copies should be directed to Teresa T. Ciccotelli, Secretary, AmeriSource Distribution Corporation, P.O. Box 959, Valley Forge, Pennsylvania 19482 (telephone (610) 296-4480).

     No dealer, salesperson or other person
 has been authorized to give information or to
make any representation not contained in this
Prospectus, and, if given or made, such information
or representation must not be relied upon as                          229,362 Shares
having been authorized by the Company or the
Selling Stockholders. This Prospectus does                              AMERISOURCE
not constitute an offer to sell or the                           DISTRIBUTION CORPORATION
solicitation of any offer to buy any security
other than the securities offered hereby, nor                      Class A Common Stock
does it constitute an offer to sell or the                       Par Value $0.01 Per Share
solicitation of an offer to buy any of the
securities to any person in any jurisdiction                            PROSPECTUS
in which it is unlawful to make such an offer                    ------------------------
or solicitation to such person. Neither the
delivery of this Prospectus nor any sale made
hereunder shall under any circumstances
create any implication that the information
contained herein is correct as of any date
subsequent to the date hereof or that there
as been no change in the affairs of Company
since such date.
          ------------------------
              TABLE OF CONTENTS

                                         PAGE                         March 31, 1995
The Company............................      2
Use of Proceeds........................      2
Selling Security Holders...............      2
Plan of Distribution...................      4
Description of Common Stock............      4
Indemnification of Directors and
  Officers.............................      6
Experts................................      6
Additional Information.................      7
Incorporation of Certain Documents by
  Reference............................      7


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Commission by the registrant pursuant to Section 15(d) of the Exchange Act are incorporated herein by reference:

     (a) the Annual Report on Form 10-K for the fiscal year ended September 30, 1994 for AmeriSource Distribution Corporation; and

     (b) the Quarterly Report on Form 10-Q for the quarter ended December 31, 1994 for AmeriSource Distribution Corporation.

     In addition, all documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing with the Commission of a post-effective amendment that (i) indicates that all securities registered hereby have been sold or (ii) effects the deregistration of the balance of such securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The following statements are brief summaries of certain provisions relating to the Company's capital stock and are qualified in their entirety by the provisions of the Company's Certificate of Incorporation, as amended. The Company's Certificate of Incorporation, as amended, is an exhibit to the Company's Form S-2 Registration Statement No. 33-57513.

     COMMON STOCK. The currently authorized Common Stock of the Company consists of 50,000,000 shares of Class A Common Stock, 15,000,000 shares of Class B Common Stock $0.01 par value per share ("Class B Common Shares"), and 2,000,000 shares of Class C Common Stock $0.01 par value per share ("Class C Common Shares" and collectively with the Class A Common Stock and Class B Common Stock, the "Common Stock"). As of December 31, 1994, after giving effect to the 2.95-to-1 stock split and certain option exercises, 3,106,307 shares of Class A Common Stock, 10,030,886 shares of Class B Common Stock and 1,475,000 shares of Class C Common Stock would have been issued and outstanding.

     There is no established public trading market for the Class A Common Stock and Class B Common Stock. As of December 31, 1994, the Class A Common Stock was held by 24 holders of record, and the Class B Common Stock was held by 11 holders of record. As of September 30, 1994, the Class C Common Stock was held by approximately 12 holders of record. The Class C Common Stock trades on a limited basis in the over-the-counter market. Information concerning the historical trading prices for Class C Common Stock is not published by nationally-recognized independent sources.

     As of January 30, 1995, the Company has filed with the Commission, pursuant to the Securities Act, its Registration Statement on Form S-2, No. 33-57513. Contemporaneously with and subject to the completion of the Offering to be made thereby, all outstanding shares of Common Stock and all options to acquire shares of the Company's Common Stock will be adjusted for a 2.95-for-1 stock split. No fractional shares of Common Stock will be issued in connection with the stock split. Each holder of Common Stock will receive a cash payment in lieu of a fractional share to which such holder would otherwise be entitled pursuant to the stock split in the amount of the value of the fractional share at the offering price to the public.

     CLASS A COMMON STOCK. Holders of Class A Common Stock are entitled to one vote per share on all matters on which holders of Class A Common Stock are entitled to vote and have no cumulative voting rights. Holders of Class A Common Stock do not have the preemptive right to subscribe for shares of Class A Common Stock issued by the Company, nor do they have any redemption rights. Holders of Class A Common Stock may elect at any time to convert any and all such shares into Class B Common Stock, on a share-for-share basis. Holders of Class A Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. The Company's Credit Agreement with its senior lenders contains limitations on the Company's ability to pay dividends to its stockholders.

     Payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, upon the Company's earnings, financial condition and capital requirements and the terms of the Company's financing agreements. The Company plans to retain future earnings for use in the business and, accordingly, the Company does not anticipate paying dividends in the foreseeable future. The Company has not paid any cash dividends to its stockholders.

     Upon liquidation, dissolution or winding up of the Company, holders of Class A Common Stock are entitled to a pro rata share of the distribution of assets remaining after the payment of debts and expenses and after payment of the liquidation preference accorded to the holders of any preferred stock of the Company which may be issued in the future. Each share of Class A Common Stock has the same rights, privileges and preferences as every other share of Class A Common Stock. Shares of the Class A Common Stock to be issued pursuant to the Offering, when issued and paid for, will be fully paid and nonassessable. The transfer agent and registrar for the Class A Common Stock is Mellon Securities Trust Company.

     CLASS B COMMON STOCK. The rights of holders of Class B Common Stock and holders of Class A Common Stock are identical and entitle the holders thereof to the same rights, privileges, benefits and notices, except as otherwise described herein. Holders of Class B Common Stock generally do not possess the right to vote on any matters to be voted upon by the stockholders of the Company, except as provided by law. Under Section 242(b)(2) of the Delaware General Corporation Law, the holders of the Class B Common Stock shall be entitled to vote as a class upon any proposed amendment to the Company's Certificate of Incorporation, if such amendment would increase or decrease the number of shares or the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Holders of Class B Common Stock may elect at any time to convert any and all of such shares into Class A Common Stock, on a share-for-share basis, to the extent the holder thereof is not prohibited from owning additional voting securities by virtue of regulatory restrictions.

     CLASS C COMMON STOCK. The rights of holders of Class C Common Stock and holders of Class A Common Stock are identical and entitle the holders thereof to the same rights, privileges, benefits and notices, except as otherwise described herein. Holders of Class C Common Stock generally do not possess the right to vote on any matters to be voted upon by the stockholders of the Company, except as provided by law. Under Section 242(b)(2), of the Delaware General Corporation Law, the holders of the Class C Common Stock shall be entitled to vote as a class upon any proposed amendment to the Company's Certificate of Incorporation if such amendment would increase or decrease the number of shares or the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Class C Common Stock is subject to substantial restrictions on transfer and has certain registration and "take-along" rights. A share of Class C Common Stock will automatically be converted into a share of Class A Common Stock (a) immediately prior to its sale in a future public offering or (b) at such time as such share of Class C Common Stock has been sold publicly after the Offering in a transaction that complies with any maximum quantity limitations applicable to such sale. Once a share of Class C Common Stock has been converted into Class A Common Stock it will no longer be subject to any restrictions on transfer nor will it be entitled to the benefits of registration and take-along-rights.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation, as amended (the "Charter") provides that directors of the Company shall be entitled to all limitations on the liability of directors available under the Delaware General Corporation Law (the "DGCL"). Further, the Charter provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) acts described under Section 174 of the DGCL relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. In addition, Section 145 of the DGCL and Article IV of the Company's Bylaws, under certain circumstances, provide for the indemnification of the Company's officers and directors against liabilities which they may incur in such capacities.

     The Board of Directors has the power to authorize the Company to purchase and maintain insurance on behalf of the Company and others to the extent that power to do so has not been prohibited by the DGCL, create any fund to secure any of its indemnification obligations and give other indemnification to the extent permitted by law. The obligations of the Company to indemnify a director or officer under Article IV of the Bylaws is a contract between the Company and such director or officer and no modification or repeal of the Bylaws shall detrimentally affect such officer or director with regard to that person's acts or omissions prior to such amendment or repeal.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     The shares of Class A Common Stock to be resold by the Selling Stockholders were issued to such stockholders pursuant to the exemption from registration under the Securities Act provided in Section 4(2) thereof. Each of the Selling Stockholders was a member of management of the Company at the time options for such shares were issued to each such stockholder pursuant to the Plan, and through such position had adequate access to information about the Company to make an informed investment decision.

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER                                           DESCRIPTION
------    -----------------------------------------------------------------------------------------
4.1       Indenture, dated as of May 30, 1986, between AmeriSource and Bankers Trust Company, as trustee relating to the 6- 1/4% Convertible Subordinated Debentures due 2001 of
          AmeriSource (the "Convertible Debentures") including the form of Convertible Debenture
          (incorporated by reference to Exhibit 4 to AmeriSource's Current Report, dated July 1,
          1986, on Form 8-K).
4.2       First Supplemental Indenture, dated as of October 31, 1989, to Indenture, dated as of May
          30, 1986 (incorporated by reference to Exhibit 4.23 to Issuer's and AmeriSource's Annual
          Report on Form 10-K for the fiscal year ended September 30, 1989).
4.3       Second Supplemental Indenture, dated as of October 31, 1989, to Indenture, dated as of
          May 30, 1986 (incorporated by reference to Exhibit 4.24 to Issuer's and AmeriSource's
          Annual Report on Form 10-K for the fiscal year ended September 30, 1989).
4.4       Indenture dated July 15, 1993 between Issuer and Security Trust Company, N.A., as trustee relating to the 11- 1/4% Senior Debentures due 2005 (the "Senior Debentures") of Issuer
          including the form of the Senior Debentures (incorporated by reference to Exhibit 4 to
          Issuer's and AmeriSource's Form 10-Q for the quarter ended June 30, 1993).
4.5       Amended and Restated Credit Agreement, dated as of December 13, 1994 ("Amended and
          Restated Credit Agreement") among AmeriSource, General Electric Capital Corporation individually and as agent, Bankers Trust Company, as co-agent, and the banks and other financial institutions named therein (incorporated by reference to Exhibit 4.10 to
          Issuer's and AmeriSource's Form 10-K for the year ended September 30, 1994).
4.6       First Amendment dated February 10, 1995 to Amended and Restated Credit Agreement
          (incorporated by reference to Exhibit 2.6 to Issuer's Form 8-A (No. 000-20485), filed with the Securities and Exchange Commission on March 24, 1995).
4.7       Receivables Purchase Agreement, dated as of December 13, 1994 between AmeriSource, as
          Seller and AmeriSource Receivables Corporation, as Purchaser (incorporated by reference to Exhibit 4.11 to Issuer's and AmeriSource's Form 10-K for the year ended September 30,
          1994).
4.8       AmeriSource Receivables Master Trust Pooling and Servicing Agreement, dated as of
          December 13, 1994 among AmeriSource Receivables Corporation, as transferor, AmeriSource, as the initial Servicer, and Manufacturers and Traders Trust Company, as Trustee
          (incorporated by reference to Exhibit 4.12 to Issuer's and AmeriSource's Form 10-K for
          the year ended September 30, 1994).
4.9       Revolving Certificate Purchase Agreement, dated as of December 13, 1994 among AmeriSource
          Receivables Corporation, AmeriSource, The Revolving Purchasers and Bankers Trust Company,
          as Agent and Revolving Purchaser (incorporated by reference to Exhibit 4.13 to Issuer's and AmeriSource's Form 10-K for the year ended September 30, 1994).
4.10      Series 1994-1 Supplement to Pooling and Servicing Agreement, dated as of December 13,
          1994 among AmeriSource Receivables Corporation, as transferor, AmeriSource, as initial
          Servicer, and Manufacturers and Traders Trust Company, as Trustee (incorporated by reference to Exhibit 4.14 to Issuer's and AmeriSource's Form 10-K for the year ended
          September 30, 1994).
4.11      Form of Certificate of Issuer's Class A Common Stock, $.01 par value per share
          (incorporated by reference to Exhibit 1 to Issuer's Form 8-A (No. 000-20485), filed with the Securities and Exchange Commission on March 24, 1995).
5         Not Applicable.
15        Not Applicable.
23        Consent of Ernst & Young LLP (contained on page II-8).
24        Power of Attorney (set forth on the signature page to the Registration Statement).
28        Not Applicable.

ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on March 31, 1995.

                                           AMERISOURCE DISTRIBUTION CORPORATION
                                           BY        /S/ KURT J. HILZINGER
                                             ----------------------------------
                                                     KURT J. HILZINGER
                                              VICE PRESIDENT, CHIEF FINANCIAL
                                                          OFFICER
                                                       AND TREASURER

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John F. McNamara, Kurt J. Hilzinger and Teresa T. Ciccotelli, Esq. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, in any and all capacities, to sign all amendments (including post-effective amendments) to the Registration Statement in which this power of attorney is attached, and to file all those amendments and exhibits to them and other documents to be filed in connection with them, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURES                                   TITLE                          DATE
-------------------------------------  -------------------------------------------- ---------------
        /s/  JOHN F. MCNAMARA          Chairman of the Board                        March 31, 1995
-------------------------------------  President and Chief Executive Officer
          John F. McNamara             (Principal Executive Officer)

       /s/  KURT J. HILZINGER          Vice President,                              March 31, 1995
-------------------------------------  Chief Financial Officer and Treasurer

          Kurt J. Hilzinger            (Principal Financial Officer)
         /s/  JOHN A. KURCIK           Vice President, Controller and               March 31, 1995
-------------------------------------  Assistant Treasurer
           John A. Kurcik              (Principal Accounting Officer)

       /s/  BRUCE C. BRUCKMANN         Director                                     March 31, 1995
-------------------------------------
         Bruce C. Bruckmann

        /s/  MICHAEL DELANEY           Director                                     March 31, 1995
-------------------------------------
           Michael Delaney

        /s/  RICHARD C. GOZON          Director                                     March 31, 1995
-------------------------------------
          Richard C. Gozon

      /s/  LAWRENCE C. KARLSON         Director                                     March 31, 1995
-------------------------------------
         Lawrence C. Karlson

        /s/  GEORGE H. STRONG          Director                                     March 31, 1995
-------------------------------------
          George H. Strong

             SIGNATURES                                   TITLE                          DATE
-------------------------------------  -------------------------------------------- ---------------
         /s/  JAMES A. URRY            Director                                     March 31, 1995
-------------------------------------
            James A. Urry

       /s/  BARTON J. WINOKUR          Director                                     March 31, 1995
-------------------------------------
          Barton J. Winokur

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in
the Registration Statement (Form S-8 No. 33-      ) pertaining to the
AmeriSource Distribution Corporation and its Subsidiaries Partners Stock Option Plan of AmeriSource Distribution Corporation for the registration of 229,362 shares of Class A Common Stock of AmeriSource Distribution Corporation and to the incorporation by reference therin of our reports dated November 2, 1994, with respect to the consolidated financial statements and schedules of AmeriSource Distriubtion Corporation and AmeriSource Corporation included in their Form 10-K for the year ended Stepember 30, 1994, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 30, 1995